J.M. Walker & Associates

Attorneys At Law

7841 South Garfield Way

Centennial, CO 80122

303-850-7637 telephone

jmwlkr85@gmail.com

303-482-2731 facsimile

June 19, 2013

RJD Green, Inc.

Re:    Opinion of Counsel – Post-Effective Amendment No. 3 to Registration Statement on Form S-1

Gentleman:

I have acted as counsel to RJD Green, Inc. in connection with the preparation and filing of post-effective amendment to the registration statement on Form S-1 declared effective on October 7, 2011.  The registration statement covered the registration under the Securities Act of 1933 of 37,980,000 common shares (post forward splits since date of original registration statement) that were registered on behalf of selling shareholders.   I have examined the registration statement, the articles of incorporation and bylaws, as amended, and minutes of meetings of its board of directors, as well as all other documents necessary to render an opinion.

Based upon the foregoing, and assuming that RJD Green, Inc. will fully comply with all applicable securities laws involved under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated pursuant to said Acts, and in those states or foreign jurisdictions in which common shares may be sold, I am of the opinion that the 37,980,000 common shares are validly issued, fully paid and nonassessable.

This opinion opines upon Nevada law, including the Nevada Revised Statutes, all applicable provisions of the statutory provisions, and reported judicial decisions interpreting those laws.

CONSENT

I consent to the use of this opinion as an exhibit to the registration statement and to the reference to my firm in the prospectus that is made a part of the registration statement.

Very truly yours,

J. M. Walker & Associates

Attorneys At Law

By: /s/ Jody M. Walker

Jody M. Walker